UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FOCUS ENHANCEMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3144936
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

FOCUS ENHANCEMENTS, INC.
AMENDED 2004 STOCK INCENTIVE PLAN
(Full title of the plan)

1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett A. Moyer
President and Chief Executive Officer
FOCUS ENHANCEMENTS, INC.
1370 Dell Avenue
Campbell, California 95008
(408) 866-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jerrold F. Petruzzelli, Esq.
Manatt Phelps & Phillips, LLP
1001 Page Mill Road, Bldg. 2
Palo Alto, CA 94304
(650) 812-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “accelerated filer and large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Large accelerated filer:  ☐  Accelerated filer:  ☐  Non-accelerated filer:  ☐  smaller reporting company: ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	1,000,000	$0.38	$380,000.00	$14.93

(1)
These shares are reserved for issuance pursuant to Focus Enhancements, Inc.’s Amended 2004 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416, also being registered are additional shares of common stock as may become issuable under the Plan through the operation of anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based upon the average of the bid and asked prices of the common stock of Focus Enhancements, Inc. in the consolidated reporting system of the NASDAQ Capital Market on May 19, 2008 of $0.38.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Pursuant to General Instruction E of Form S-8, this Registration Statement covers additional securities registered for issuance under the Focus Enhancements, Inc. Amended 2004 Stock Incentive Plan.  The contents of prior Registration Statement on Form S-8 of Focus Enhancements, Inc. relating to such plan, (333-123593) is incorporated herein by reference.

The following documents filed by Focus Enhancements, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference (File No. 001-11860):

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including all material incorporated by reference therein, filed on March 28, 2008 and the Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A filed on April 29, 2008, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)  All other reports filed by the Registrant pursuant to Section 13(a) or 14(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)  The description of the class of securities offered hereby which is contained in a Registration Statement on Form 8-A dated April 5, 1993 setting forth a description of the Registrant’s common stock filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

  Not Applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

  Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the Delaware General Corporation Law as well as the organizational documents of the Registrant and the Registrant’s indemnification agreements.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities.  This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), including reimbursement for expenses incurred.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Second Restated Certificate of Incorporation, as amended, or Restated Bylaws of the corporation or any agreement between officers and directors and the corporation. The Registrant’s Second Restated Certificate of Incorporation provides for the indemnification of directors, former directors and officers to the maximum extent permitted by Delaware law.  The Registrant’s Second Restated Certificate of Incorporation also provides that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity.

The Registrant has also entered into indemnification agreements with each of its directors and with certain officers (each director and officer, an “indemnitee”) to provide indemnification for each indemnitee to the fullest extent now or hereafter permitted by Delaware law unless such indemnification is not permitted under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

  Not Applicable.

Item 8.	EXHIBITS

Exhibit No.	Exhibit

5.1	Opinion of Manatt, Phelps & Phillips, LLP.

10.1	Focus Enhancements, Inc. Amended 2004 Stock Incentive Plan (Filed as an exhibit to Company’s Form 8-K filed with the Commission on December 28, 2007, and incorporated herein by reference.)

23.1	Consent of Burr, Pilger & Mayer LLP.

23.2	Consent of Manatt, Phelps & Phillips (included in Exhibit 5.1).

24.1	A power of attorney is set forth on the signature page of the Registration Statement.

Item 9.	UNDERTAKINGS

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California on  May 22, 2008.

FOCUS ENHANCEMENTS, INC.

/s/ Brett A. Moyer
Brett A. Moyer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett Moyer and Gary L. Williams, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including any post-effective amendments thereto), and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brett A. Moyer	President and Chief Executive Officer	May 22, 2008
Brett A. Moyer	(Principal Executive Officer)

/s/ Gary L. Williams	Executive Vice President of Finance and	May 22, 2008
Gary L. Williams	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ N. William Jasper, Jr.	Chairman of the Board	May 22, 2008
N. William Jasper, Jr.

Director
Carl E. Berg

/s/ William B. Coldrick	Director	May 22, 2008
William B. Coldrick

Director
Michael D’Addio

/s/ Tommy Eng	Director	May 22, 2008
Tommy Eng

Director
Sam Runco

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Manatt, Phelps & Phillips, LLP

10.1	Focus Enhancements, Inc. Amended 2004 Stock Incentive Plan. (Filed as an exhibit to Focus’ Form 8-K filed with the Commission on December 28, 2007, and incorporated herein by reference)

23.1	Consent of Burr, Pilger & Mayer LLP.

23.2	Consent of Manatt, Phelps & Phillips (included in Exhibit 5.1).

24.1	A power of attorney is set forth on the signature page of the Registration Statement.